CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for the Liberty Income Fund (formerly, Stein Roe Income Fund, one of the series comprising Liberty-Stein Roe Funds Income Trust) in the Liberty Income Fund Class A, B and C Shares Prospectus and Class Z Shares Prospectus and "Independent Auditors of the Fund" and "Financial Statements" in the Liberty Income Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 33-02633) of our reports dated August 22, 2001 with respect to the financial statements and financial highlights of Stein Roe Income Fund included in the Stein Roe Taxable Bond Funds Annual Report and the Liberty Income Bond Fund, Class A Annual Report, each dated June 30, 2001.


                                                           /s/ERNST & YOUNG LLP

Boston, Massachusetts
July 10, 2002